Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lamar Advertising Company:

We consent to the use of (a) our reports dated February 27, 2014, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated herein by reference and (b) our reports dated February 27, 2014, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

August 29, 2014